Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization	Incorporation Time

Sweet Lollipop Co., Ltd	British Virgin Islands	Incorporated on May 8, 2014

Long Yun International Holdings Limited	Hong Kong	Incorporated on May 2, 2014

Hangzhou Yuyao Technology Network Co., Ltd.	People’s Republic of China	Incorporated on May 30, 2016

Hanghzou Long Yun Network Technology Co., Ltd. (of which the Registrant controls via contractual arrangements)	People’s Republic of China	Incorporated on October 9, 2014